UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 4, 2008

Modtech Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-25161	33-0825386
(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris, CA	92571
(Address of Principal Executive Offices)	(Zip Code)

(951) 943-4014
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

The following information updates the disclosure set forth in the Report on Form 8-K filed by Modtech Holdings, Inc. ("Modtech") on March 3, 2008.

On March 4, 2004, Modtech entered into an Amendment and Waiver Agreement (the "Waiver") with Laurus Master Fund, Ltd. ("Laurus"),Valens U.S. SPV I, LLC ("Valens U.S.") and Valens Offshore SPV I, Ltd ("Valens Offshore"). The Waiver cured the "Event of Default" under the two Secured Term Notes issued by Modtech to Laurus on October 31, 2006 and December 28, 2006, respectively (the "Original Notes"), as described in Item 2.04 of the Report on Form 8-K filed by Modtech on March 3, 2008. The Event of Default was a result of Modtech's failure to meet the minimum balance of cash and eligible accounts receivables required under its Securities Purchase Agreements with Laurus, dated October 31, 2006 and December 28, 2006, respectively (the "Minimum Balance"). Subsequent to December 28, 2006, Laurus assigned a portion of its interest in the Original Notes and related purchase, security and registration rights agreements (the "Related Agreements") to Valens U.S. and Valens Offshore.

Pursuant to the Waiver, Modtech issued to Laurus, Valens U.S. and Valens Offshore three separate warrants to purchase an aggregate of 3,000,000 shares of Modtech's common stock at an exercise price of $0.48 per share (the "Warrants") and three separate promissory notes in the aggregate principal amount of $750,000 (the "Additional Notes"). In return, Laurus, Valens U.S. and Valens Offshore agreed to defer the aggregate principal payments of $375,000 per month under the Original Notes for the period March 1, 2008 through June 30, 2008, for a total deferral of $1.5 million, and reduce the Minimum Balance from $9 million to $5.4 million for the period March 1, 2008 through March 31, 2008 and to $6.6 million for the period April 1, 2008 through June 30, 2008. The aggregate monthly interest payments on the Original Notes of approximately $110,000 per month will continue without deferral or abatement and, commencing July 1, 2008, the monthly principal payments will resume on the Original Notes and the Minimum Balance will again be $9 million.

The Additional Notes were issued to Laurus, Valens U.S. and Valens Offshore in the principal amounts of $634,414.36, $48,983.58 and $66,602.06, respectively. The principal amounts of the Additional Notes are due and payable December 28, 2009. Interest shall accrue on the principal of the Additional Notes at the greater of 8% per annum or a rate per annum equal to the prime rate published by The Wall Street Journal, plus 2.5%. Interest on the Additional Notes shall be payable monthly in arrears.

The Warrants issued to Laurus, Valens U.S. and Valens Offshore were for 2,537,657 shares, 195,935 shares, and 266,408 shares, respectively. Modtech entered into separate registration rights agreements on March 4, 2004 with Laurus, Valens U.S. and Valens Offshore, pursuant to which it agreed to register for resale the common stock to be issued upon exercise of the Warrants (the "Registration Rights Agreements"). The Registration Rights Agreements provide for liquidated damages of 1% for every 30 days that the registration statements are not filed by the required filing date of May 29, 2008 or not declared effective by the required effective date of August 27, 2008.

On March 4, 2008, Modtech also entered into a Reaffirmation and Ratification Agreement with Laurus, Valens U.S. and Valens Offshore with respect to the Original Notes and the Related Agreements ratifying and confirming the Original Notes and Related Agreements, except as modified by the Waiver, Additional Notes, Warrants and Registration Rights Agreements. Laurus, Valens U.S. and Valens Offshore agreed, pursuant to a letter agreement entered into the same date, to refrain until May 1, 2008 from selling on any trading day shares of Modtech's common stock that exceed 20% of the daily trading volume.

ITEM 3.02 Unregistered Sales of Equity Securities

Pursuant to the Waiver described in Item 1.01 above, on March 4, 2008, Modtech issued Warrants to purchase 3,000,000 shares of its common stock at an exercise price of $0.48 per share. Modtech did not receive any proceeds from the issuance. The closing price of Modtech's common stock on March 4, 2008 was $0.50 per share. At February 29, 2008, Modtech's unaudited shareholders' equity was $10,500,000 and the number of outstanding shares was 21,419,415, resulting in a book value per share of $0.49. The Warrants are exercisable, in whole or in part, from the date of issuance until February 29, 2015.

The issuance of the Warrants was made in reliance upon the exemption from registration set forth in Section 4(2) and Regulation D of the Securities Act of 1933. The offer and sale of the Warrants was conducted without general solicitation or advertising and made only to "accredited investors" under Rule 501 of Regulation D. The shares to be issued upon exercise of the Warrants will be registered for resale under the Securities Act of 1933 pursuant to the Registration Rights Agreements described in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 5, 2008

Modtech Holdings, Inc.

By:	/s/ Kenneth S. Cragun
Kenneth S. Cragun
Chief Financial Officer